Filed Pursuant to Rule 424(b)(3) and 424(c)
Registration No. 333-134642

PROSPECTUS SUPPLEMENT NO. 5 DATED JUNE 14, 2007

(To Prospectus dated June 1, 2006)

$200,000,000

6.25% Convertible Subordinated Debentures due 2026

This Prospectus Supplement No. 5 (“Prospectus Supplement No. 5”) supplements the prospectus dated June 1, 2006 (the “Prospectus”) and supersedes, in its entirety, Prospectus Supplement No. 4, dated January 5, 2007, relating to the resale by selling security holders of our 6.25% Convertible Subordinated Debentures due 2026 and the common stock issuable upon conversion of the debentures.

You should read this Prospectus Supplement No. 5 in conjunction with the Prospectus. This Prospectus Supplement No. 5 is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This Prospectus Supplement No. 5 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 5 supersedes information contained in the Prospectus.

Investing in the debentures involves risk. See the section entitled “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement No. 5 or the Prospectus. Any representation to the contrary is a criminal offence.

The date of this Prospectus Supplement No. 5 is June 14, 2007.

The section entitled “Selling Security Holders” in the Prospectus is superseded in its entirety with the following:

SELLING SECURITY HOLDERS

On March 3, 2006, we issued all of the debentures to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, UBS Securities LLC, KeyBanc Capital Markets, a division of McDonald Investments Inc., and Canaccord Adams (each an “initial purchaser” and together, the “initial purchasers”). These initial purchasers then resold the debentures to persons reasonably believed by the initial purchasers to be qualified institutional buyers in reliance on Rule 144A of the Securities Act. Based on representations made to us by the selling security holders, we believe that the selling security holders purchased the debentures in the ordinary course of business and that at the time of the purchase of the debentures, such selling security holders had no agreements or understandings, directly or indirectly, with any person to distribute such securities. All of the debentures were issued as “restricted securities” under the Securities Act. Selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the debentures and shares of common stock issuable upon conversion of the debentures.

The following table sets forth information, as of June 4, 2007, with respect to the selling security holders and the principal amounts of debentures beneficially owned by each selling security holder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling security holders. The selling security holders may offer all, some or none of the debentures or the common stock issuable upon conversion of the debentures. The selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information regarding their debentures in transactions exempt from the registration requirements of the Securities Act. The percentage of debentures outstanding beneficially owned by each selling security holder is based on $200,000,000 aggregate principal amount of debentures outstanding. The number of shares of common stock owned prior to the offering includes shares of common stock issuable upon conversion of the debentures. The percentage of common stock outstanding beneficially owned by each selling security holder is based on 85,385,828 shares of common stock outstanding on June 4, 2007. The number of shares of common stock issuable upon conversion of the debentures offered hereby is based on a conversion price of $17.97 per share and a cash payment in lieu of any fractional share. Assuming that all of the securities offered hereby are sold, none of the selling security holders will hold greater than one percent of the total number of shares outstanding upon completion of these sales.

Name	Principal Amount of Debentures Beneficially Owned and Offered Hereby	Percentage of Debentures Outstanding	Shares of Common Stock Owned Prior to the Offering (1)	Percentage of Common Stock Outstanding (2)	Conversion Shares Offered Hereby (3)
Advent Convertible Master Fund LP (38)	3,294,000	1.65%	183,306	*	183,306

Advent Enhanced Phoenix Master Fund (38)	2,187,000	1.09%	121,703	*	121,703

Aftra Health Fund (8)	180,000	*	10,017	*	10,017

Argent Classic Convertible Arbitrage Fund II, L.P. (12)	70,000	*	3,895	*	3,895

Argent Classic Convertible Arbitrage Fund, L.P. (12)	150,000	*	8,347	*	8,347

Arpeggio Fund (5)(39)	1,100,000	*	61,213	*	61,213

Asante Health Systems (23)	125,000	*	6,956	*	6,956

Barclay’s Global Distribution Bonds (33)	563,000	*	31,330	*	31,330

Bay County Employees Retirement System (8)	120,000	*	6,678	*	6,678

Name	Principal Amount of Debentures Beneficially Owned and Offered Hereby	Percentage of Debentures Outstanding	Shares of Common Stock Owned Prior to the Offering (1)	Percentage of Common Stock Outstanding (2)	Conversion Shares Offered Hereby (3)
BP Amoco PLC Master Trust (26)	1,132,000	*	62,994	*	62,994

BNP Paribas Arbitrage (5)(36)	2,000,000	1.00%	111,297	*	111,297

Calamos Convertible and High Income Fund (23)	6,000,000	3.00%	333,890	*	333,890

Calamos Convertible Opportunities and Income Fund (23)	5,000,000	2.50%	278,242	*	278,242

Calamos Growth & Income Fund—Calamos Investment Trust (23)	17,000,000	8.50%	946,021	1.10%	946,021

Calamos Growth & Income Portfolio—Calamos Advisors Trust (23)	130,000	*	7,234	*	7,234

Calamos High Yield Fund—Calamos Investment Trust (23)	1,250,000	*	69,560	*	69,560

Calamos Strategic Total Return Fund (23)	8,000,000	4.00%	445,186	*	445,186

CBARB, a segregated account of GEODE Capital Master Fund, Ltd. (35)	7,000,000	3.50%	389,538	*	389,538

CC Convertible Arbitrage, Ltd. (5)(17)	750,000	*	41,736	*	41,736

CNH CA Master Account, L.D. (16)	10,000,000	5.00%	556,483	*	556,483

Convertible Securities Fund (32)	10,000	*	556	*	556

CQS Convertible & Quantitative Strategies Master Fund Limited (21)	2,000,000	1.00%	111,297	*	111,297

CSV Fund (5)(39)	700,000	*	38,954	*	38,954

D.E. Shaw Valence Portfolios, L.L.C. (5)(18)	7,000,000	3.50%	389,538	*	389,538

DBAG London (5)(25)	15,200,000	7.60%	845,854	*	845,854

Fore Convertible Master Fund, Ltd. (19)	12,118,000	6.06%	674,346	*	674,346

Fore Erisa Fund, Ltd. (19)	1,224,000	*	68,114	*	68,114

Fore Multi Strategy Master Fund, Ltd. (19)	3,482,000	1.74%	193,767	*	193,767

General Motors Investment Corp (5)(24)	5,075,000	2.54%	282,415	*	282,415

GLG Market Neutral Fund (41)	2,500,000	1.25%	139,121	*	139,121

Grace Convertible Arbitrage Fund, LTD (28)	2,250,000	1.13%	125,209	*	125,209

Greenwich Street Series Fund—Capital & Income Po (5)(24)	250,000	*	13,912	*	13,912

HFR CA Select Fund (31)	1,000,000	*	55,648	*	55,648

HFR Convertible Arbitrage (38)	377,000	*	20,979	*	20,979

Name	Principal Amount of Debentures Beneficially Owned and Offered Hereby	Percentage of Debentures Outstanding	Shares of Common Stock Owned Prior to the Offering (1)	Percentage of Common Stock Outstanding (2)	Conversion Shares Offered Hereby (3)
Hotel Union & Hotel Industry of Hawaii Pension Plan Master Trust (26)	175,000	*	9,738	*	9,738

ICVC Global Balanced Income Fund (40)	437,000	*	24,318	*	24,318

IMF Converts (5)(39)	1,600,000	*	89,037	*	89,037

Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund (11)	100,000	*	5,565	*	5,565

Institutional Benchmark Series (Master Feeder) Ltd. (31)	1,200,000	*	66,778	*	66,778

Lyxor Convertible Arbitrage Fund (38)	144,000	*	8,013	*	8,013

Mainstay Convertible Fund (5)(8)	3,355,000	1.68%	186,700	*	186,700

Mainstay VP Convertible Fund (5)(8)	2,385,000	1.19%	132,721	*	132,721

Man Mac 1, Ltd. (5)(20)	5,176,000	2.59%	288,036	*	288,036

Management Asset Trust (5)(24)	145,000	*	8,069	*	8,069

Meritor Health Services, Inc. Employee Retirement Plan (23)	100,000	*	5,565	*	5,565

Municipal Employees Benefit Trust (23)	225,000	*	12,521	*	12,521

Nations Convertible Securities Fund (32)	1,720,000	*	95,715	*	95,715

New York Life Insurance Co Post 82 (5)(8)	3,350,000	1.68%	186,422	*	186,422

New York Life Insurance Co Pre 82 (5)(8)	1,490,000	*	82,916	*	82,916

New York Life Separate A/C 7 (5)(8)	55,000	*	3,061	*	3,061

Nomura Securities International (34)	10,000,000	5.00%	699,904	*	556,483

Partners Group Alternative Strategies PCC Limited, Red Delta Ceci c/o Quattro Fund (10)	100,000	*	5,565	*	5,565

Quattro Fund Ltd. (9)	1,700,000	*	94,602	*	94,602

Quattro Multistrategy Masterfund IP (9)	100,000	*	5,565	*	5,565

Rampart Convertible Arbitrage Investors, L.L.C. (15)	2,000,000	1.00%	111,297	*	111,297

RBC Capital Markets (4)(30)	3,000,000	1.50%	166,945	*	166,945

Rhapsody Fund (5)(39)	1,600,000	*	89,037	*	89,037

S.A.C. Arbitrage Fund, LLC (14)	4,000,000	2.00%	222,593	*	222,593

Salomon Brothers Capital and Income Fund (5)(24)	2,000,000	1.00%	111,297	*	111,297

San Diego County Employees Retirement Association (31)	2,600,000	1.30%	144,686	*	144,686

Name	Principal Amount of Debentures Beneficially Owned and Offered Hereby	Percentage of Debentures Outstanding	Shares of Common Stock Owned Prior to the Offering (1)	Percentage of Common Stock Outstanding (2)	Conversion Shares Offered Hereby (3)
Satellite Convertible Arbitrage Master Fund LLC (22)	4,000,000	2.00%	222,593	*	222,593

SBCIF Convertibles (5)(24)	8,000,000	4.00%	445,186	*	445,186

Smith Barney Convertible Fund (5)(24)	725,000	*	40,345	*	40,345

Sphinx Convertible Arb Fund SPC (26)	178,000	*	9,905	*	9,905

The City of Southfield Fire & Police Retirement System (26)	43,000	*	2,393	*	2,393

The Estate of James Campbell CH (26)	223,000	*	12,410	*	12,410

The Estate of James Campbell ESTZ (26)	1,000,000	*	55,648	*	55,648

Topaz Fund (5)(27)	5,000,000	2.50%	278,242	*	278,242

UBS Securities LLC (4)(37)	450,000	*	25,042	*	25,042

United Overseas Bank (SGO) (8)	40,000	*	2,226	*	2,226

United Overseas Bank (USD) (8)	30,000	*	1,669	*	1,669

United Technologies Corporation Master Retirement Trust (26)	440,000	*	24,485	*	24,485

Viacom Inc. Pension Plan Master Trust (26)	59,000	*	3,283	*	3,283

Vicis Capital Master Fund (13)	8,000,000	4.00%	445,186	*	445,186

Wachovia Securities International LTD (5)(29)	11,750,000	5.88%	653,868	*	653,868

Xavex Convertible Arbitrage 10 Fund (12)	190,000	*	10,573	*	10,573

Zazove Convertible Arbitrage Fund, L.P. (31)	5,400,000	2.70%	300,501	*	300,501

Zazove Hedged Convertible Fund, L.P. (31)	3,350,000	1.68%	186,422	*	186,422

Total (6) (7)	200,000,000	100.00%	12,211,979	12.51%	12,068,558

*	Less than one percent of the debentures or common stock outstanding, as applicable.
(1)	Includes shares of common stock issuable upon conversion of the debentures, assuming conversion of all of the holder’s debentures into shares of common stock at a conversion price of $17.97 per share and a cash payment in lieu of any fractional share interest. The conversion price is subject to adjustment as described under “Description of Debentures—Conversion Rights.”
(2)	Calculated based on Rule 13d-3(d)(1)(i) under the Exchange Act using 85,385,828 shares of common stock outstanding on June 4, 2007. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s debentures. However, we did not assume the conversion of any other holder’s debentures.

(3)	Consists of shares of common stock issuable upon conversion of the debentures, assuming conversion of all of the holder’s debentures into shares of common stock at a conversion price of $17.97 per share and a cash payment in lieu of any fractional share interest. The conversion price is subject to adjustment as described under “Description of Debentures—Conversion Rights.”
(4)	Selling security holder is a broker-dealer and is deemed to be an underwriter.
(5)	Selling security holder is an affiliate of a broker-dealer. Each affiliate has represented to us that it acquired its debentures in the ordinary course of business and at the time of the purchase of its debentures such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the debentures.
(6)	Additional selling security holders not named in this prospectus will be not be able to use this prospectus for resales until they are named in the selling security holder table by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling security holders will not be able to use this prospectus for resales until they are named in the selling security holder table by prospectus supplement or post-effective amendment. We will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after June 1, 2006.
(7)	The maximum principal amount of debentures that may be sold under this prospectus will not exceed $200,000,000.
(8)	MacKay Shields LLC is subadvisor to: (i) New York Life Insurance Co Post 82; (ii) New York Life Insurance Co Pre 82; (iii) New York Life Separate A/C 7; (iv) Mainstay Convertible Fund; and (v) Mainstay VP Convertible Fund, which are subsidiaries of New York Life Insurance Co, a publicly held entity. MacKay Shields LLC is investment advisor to: (i) Aftra Health Fund; (ii) Bay County Employees Retirement System; (iii) United Overseas Bank (USD); and (iv) United Overseas Bank (SGO), which are also subsidiaries of New York Life Insurance Co, a publicly held entity. Edward Silverstein, Managing Director of MacKay Shields LLC., has the power to direct the voting and disposition of the securities held by the above security holders.
(9)	Andrew Kaplan, Brian Swain and Louis Napoli have the power to direct the voting and disposition of the securities held by Quattro Fund Ltd. and Quattro Multistrategy Masterfund IP.
(10)	Mark Rowe, Denis O’Malley, Michael Fitchet and Felix Haldner have the power to direct the voting and disposition of the securities held by Partners Group Alternative Strategies PCC Limited, Red Delta Ceci c/o Quattro Fund.
(11)	Gary Crowder has the power to direct the voting and disposition of the securities held by Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund.
(12)	Nathanial Brown and Robert Richardson have the power to direct the voting and disposition of the securities held by Xavex Convertible Arbitrage 10 Fund, Argent Classic Convertible Arbitrage Fund, L.P. and Argent Classic Convertible Arbitrage Fund II, L.P.
(13)	John Succo, Sky Lucas and Shad Stastney have the power to direct the voting and disposition of the securities held by Vicis Capital Master Fund.
(14)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, a Delaware limited liability company (“SAC Capital Management”), share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Stephen A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities held by S.A.C. Arbitrage Fund, LLC.
(15)	Palisade Capital Management, LLC is the investment adviser to Rampart Convertible Arbitrage Investors, LLC and consequently has voting control and investment discretion over securities held by Rampart Convertible Arbitrage Investors, LLC. Jack Feiler is the Chief Investment Officer of Palisade Capital Management LLC and therefore has the power to direct the voting and disposition of the securities held by Rampart Convertible Arbitrage Investors, LLC.
(16)	CNH Partners, LLC is investment advisor to CNH CA Master Account, L.D. and has sole voting and dispositive power over the registrable securities. Investment principals for the advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(17)	As investment manager under a management agreement, Castle Creek Arbitrage LLC may exercise dispositive and voting power with respect to the shares owned by CC Convertible Arbitrage, Ltd. Castle Creek Arbitrage LLC disclaims beneficial ownership of such shares. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the shares owned by CC Convertible Arbitrage, Ltd.
(18)	D.E. Shaw & Co. L.P., as either managing member or investment adviser has voting and investment control over any shares of common stock issuable upon conversion of the debentures owned by this selling security holder. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees, exercise voting and investment control over the debentures on D.E. Shaw &Co. L.P.’s behalf.
(19)	David Egglishaw has the power to direct the voting and disposition of the securities held by Fore Convertible Master Fund, Ltd., Fore Erisa Fund, Ltd. and Fore Multi Strategy Master Fund, Ltd.
(20)	Man-Diversified Fund II Ltd. has been identified as the controlling entity of Man Mac I Ltd., the beneficial owner of the securities. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.
(21)	Allen Smith, Blair Gauld, Dennis Hunter, Karla Bodden and Jim Rogers, directors of CQS Convertible and Quantitative Strategies Master Fund Limited, have the power to direct the voting and disposition of the securities held by CQS Convertible and Quantitative Strategies Master Fund Limited.
(22)	The discretionary investment manager of the selling security holder is Satellite Asset Management, L.P. (“SAM”). The controlling entity of SAM is Satellite Fund Management, LLC (“SFM”). The managing members of SFM are Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin. SAM, SFM and each named individual disclaim beneficial ownership of the securities held by Satellite Convertible Arbitrage Master Fund LLC.
(23)	Pursuant to an Investment Advisory Agreement, Calamos Advisors LLC acts not as a beneficial owner, but as an investment advisor to: (i) Municipal Employees Benefit Trust; (ii) Asante Health Systems; (iii) Calamos Convertible and High Income Fund; (iv) Calamos Convertible Opportunities and Income Fund; (v) Calamos Growth and Income Fund – Calamos Investment Trust; (vi) Calamos Growth and Income Portfolio – Calamos Advisors Trust; (vii) Calamos High Yield Fund – Calamos Investment Trust; (viii) Meritor Health Services, Inc. Employee Retirement Plan; and (ix) Calamos Strategic Total Return Fund. Nick Calamos has the power to direct the voting and disposition of the securities held by each of these selling security holders.
(24)	Salomon Brothers Asset Management, Inc. (“SBAM”) acts as discretionary investment advisor with respect to the following accounts that hold the debentures: (i) General Motors Investment Corp; (ii) Greenwich Street Series Fund-Capital & Income Po; (iii) Salomon Brothers Capital and Income Fund; (iv) Smith Barney Convertible Fund; (v) SBCIF Convertibles and (vi) Managed Asset Trust. Accordingly, SBAM may be deemed to be the beneficial owner of such Debentures. As such, SBAM is the beneficial owner and therefore the selling security of debentures held by the above listed accounts.
(25)	Patrick Corrigan has the power to direct the voting and disposition of the securities held by DBAG London.
(26)	John Gottfurcht, George Douglas and Amy Jo Gottfurcht have the power to direct the voting and disposition of the securities held by: (i) The Estate of James Campbell ESTZ; (ii) The Estate of James Campbell CH; (iii) Sphinx Convertible Arb Fund SPC; (iv) The City of Southfield Fire & Police Retirement System; (v) BP Amoco PLC Master Trust; (vi) United Technologies Corporation Master Retirement Trust; (vii) Viacom Inc. Pension Plan Master Trust and (viii) Hotel Union & Hotel Industry of Hawaii Pension Plan Master Trust.
(27)	SG Americas Securities is the trading advisor to Topaz Fund. Robert Marx, director of SG Americas Securities, has the power to direct the voting and disposition of the securities held by Topaz Fund.
(28)	Michael Brailov has the power to direct the voting and disposition of the securities held by Grace Convertible Arbitrage Fund, Ltd.
(29)	Wachovia Securities International Ltd. is a subsidiary of Wachovia Corporation, a publicly held entity.

(30)	Daniel P. White III, managing director of RBC Capital Markets, has the power to direct the voting and disposition of the securities held by RBC Capital Markets.
(31)	Zazove Associates, LLC acts as registered investment advisor with discretionary authority with respect to the following accounts that hold the debentures: (i) HFR CA Select Fund; (ii) San Diego County Employees Retirement Association; (iii) Institutional Benchmarks Series (Master Feeder) Ltd.; (iv) Zazove Hedged Convertible Fund, L.P. and (v) Zazove Convertible Arbitrage Fund, L.P. Gene T. Pretti has the power to direct the voting and disposition of the securities held by those accounts to which Zazove Associates, LLC acts as investment advisor.
(32)	Nations Convertible Securities Fund and Convertible Securities Fund are subsidiaries of Columbia Management, a publicly held entity.
(33)	David Clott has the power to direct the voting and disposition of the securities held by Barclay’s Global Distribution Bonds.
(34)	Nomura Securities International is a publicly held entity.
(35)	Phil Dumas has the power to direct the voting and disposition of the securities held by CBARB.
(36)	BNP Paribas Arbitrage is the subsidiary of the investment company BNP Paribas SA, a publicly held entity.
(37)	UBS Securities LLC is a subsidiary of UBS AG, a publicly held entity.
(38)	Tracey Maitland has the power to direct the voting and disposition of the securities held by Advent Convertible Master Fund LP, Advent Enhanced Phoenix Master Fund, HFR Convertible Arbitrage and Lyxor Convertible Arbitrage Fund.
(39)	Eric White has the power to direct the voting and disposition of the securities held by Arpeggio Fund, CSV Fund, IMF Converts and Rhapsody Fund.
(40)	David Clott has the power to direct the voting and disposition of the securities held by ICVC Global Balanced Income Fund.
(41)	GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by the Fund, except for their pecuniary interest therein. The principal place of business of GLG Partners LP is: 1 Curzon Street, London, W1J5HB, United Kingdom.

To the extent that any of the selling security holders identified above are broker-dealers, they are deemed to be, under interpretations of the Staff of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act. With respect to selling security holders that are affiliates of broker-dealers, they have represented to us that such entities acquired their debentures in the ordinary course of business and at the time of the purchase of their debentures such selling security holders had no agreements or understandings, directly or indirectly, with any person to distribute those debentures.

To the extent that we determine that such entities did not acquire their debentures in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

Information concerning other selling security holders will be set forth in prospectus supplements or post-effective amendments from time to time, if and as required. Information concerning the security holders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the debentures, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the debentures are convertible may increase or decrease.